Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated June 22, 2011
Relating to Preliminary Prospectus dated June 10, 2011
Registration No. 333-173440
This free writing prospectus relates only to the registration of shares of Class A common stock of KiOR, Inc., a Delaware corporation (the “Company”), and should be read together with the preliminary prospectus dated June 10, 2011 related to this offering (the “Preliminary Prospectus”), included in Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-173440). On June 22, 2011, we filed Amendment No. 6 to the Registration Statement, which may be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1418862/000095012311060639/h80686a6sv1za.htm.
The following information is set forth in Amendment No. 6 and supplements and updates the information contained in the Preliminary Prospectus primarily to reflect the election of former Secretary of State Condoleezza Rice to the Board of Directors of the Company. Secretary Rice has agreed to join the Board of Directors beginning July 2011. In connection with the appointment, the size of the board will be increased from eight to nine directors.

Management — Executive Officers, Directors and Key Employees	We have revised the table of executive officers, non-employee directors and key employees on page 93 of the Preliminary Prospectus to reflect the addition of Secretary Rice, 56, to the Board of Directors beginning July 2011.

We have also inserted biographical information for Secretary Rice under “— Non-Employee Directors” on page 96 of the Preliminary Prospectus. The new paragraph reads as follows:

Condoleezza Rice, Ph.D., has been elected to our Board of Directors and has agreed to join our Board of Directors beginning July 2011. Secretary Rice has been a professor of political economy in the Stanford Graduate School of Business at the Stanford Graduate School since September 2010. Secretary Rice has also served as a senior fellow of public policy at the Hoover Institution and a professor of political science at Stanford University since March 2009. Prior to returning to academia, from January 2005 to January 2009, she served as the 77th Secretary of State of the United States. Secretary Rice also served as Chief National Security Advisor to the President from January 2001 to January 2005. Secretary Rice is currently on the board of Makena Capital, a private endowment firm, and C3, an energy software company. She has also served on the boards of directors for the Chevron Corporation, the Charles Schwab Corporation, the Transamerica Corporation and the International Advisory Council of J.P. Morgan. Secretary Rice will provide our Board of Directors with expertise in global business as we pursue our international strategy, and she brings deep experience from her prior roles as a director of multiple public companies, including a large integrated oil company.

Prospectus Summary — Summary Consolidated Financial Data — Consolidated Balance Sheet Data	We have revised the as further adjusted cash and cash equivalents amount to $289,135, the “Total stockholders’ deficit” line item to “Total stockholders’ equity (deficit)” and the as further adjusted total stockholders’ equity (deficit) to $340,894 on page 12 of the Preliminary Prospectus. These items were misstated in this section but had been correctly disclosed in the Capitalization table that appeared on page 36 of the Preliminary Prospectus. This correction was reflected in Amendment No. 5 to the Registration Statement.
The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, UBS Securities LLC toll-free at 1-877-827-6444 (ext. 561-3884) or Goldman, Sachs & Co. toll-free at 1-866-471-2526.